Exhibit 5.1

[SWIFT ENERGY COMPANY]                                 SWIFT ENERGY COMPANY
                                                       16825 NORTHCHASE DRIVE
                                                       SUITE 400
                                                       HOUSTON, TEXAS 77060
                                                       TELEPHONE (281) 874-2700
                                                       FAX (281) 874-2701



                                December 19, 2005



Swift Energy Company
16825 Northchase Dr., Suite 400
Houston, Texas  77069

Re: Registration Statement on Form S-8 covering 900,000 shares of common stock of Swift Energy Company issuable under the Swift Energy Company 2005 Stock Compensation Plan

Ladies and Gentlemen:

     I am the General Counsel--Corporate, Chief Governance Officer and Secretary of the Swift Energy Company, a Texas corporation (the "Company"), and as such, I have been asked to render the following opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about December 19, 2005, to register a total of 900,000 shares of common stock (the "Shares") of the Company that may be issued by the Company pursuant to the Swift Energy Company 2005 Stock Compensation Plan (the "2005 Plan").

     In connection therewith, I have examined and relied upon the original, or copies identified to my satisfaction, of the Company's (1) Articles of Incorporation, as amended, and the Bylaws, as amended; (2) minutes and records of the corporate proceedings with respect to the establishment of the 2005 Plan, the issuance of the Shares pursuant to the 2005 Plan and related matters; (3) the Registration Statement and exhibits thereto, including the 2005 Plan; and
(4) such other documents and instruments as I have deemed necessary for the expression of opinion herein contained. In making the foregoing examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to various questions of fact material to this opinion, and as to the content and form of the Articles of Incorporation, as amended, and the Bylaws, as amended, minutes, records, resolutions and other documents or writings of the Company, I have relied, to the extent deemed reasonably appropriate, upon representations, statements or certificates of public officials or officers or representatives of the Company.

Swift Energy Company
December 19, 2005
Page 2 of 2

     Based upon the foregoing, I am of the opinion that the Shares, when issued and outstanding pursuant to the terms of the 2005 Plan will be validly issued, fully paid and nonassessable.

     The opinion expressed herein is limited to the laws of the State of Texas, and the federal laws of the United States of America and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or rules and regulations of the Securities and Exchange Commission thereunder.

     I am delivering this opinion to the Company, and no person other than the Company may rely on it.

                             Respectfully submitted,



                             Karen Bryant
                             General Counsel--Corporate,
                             Chief Governance Officer and Secretary